UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SPARK NETWORKS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-8901733
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

8383 Wilshire Boulevard, Suite 800,
Beverly Hills, California
Telephone: (323) 836-3000	90211
(Address of Principal Executive Offices)	(Zip Code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☑

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:  N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Preferred Share Purchase Rights	American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

NONE
(Title of class)

FORM 8-A

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

As of July 9, 2007, Spark Networks, Inc. adopted a stockholder rights plan (the “Rights Plan”). Under the Rights Plan, Spark Networks, Inc. will issue a “right” for each share of common stock outstanding as of July 9, 2007. The rights themselves are evidenced by ownership of common stock, and they may not be traded separately from the shares of common stock.

The rights are not exercisable except upon the occurrence of certain takeover-related events – most importantly, the acquisition by a third party (the “Acquiring Person”) of more than 30% of outstanding voting shares of Spark Networks, Inc. if the Acquiring Person has not concurrently made a tender offer to acquire all outstanding shares of common stock. The tender offer also needs to meet certain conditions, including, (i) all-cash consideration, (ii) price protection in the event the Acquiring Person acquires additional shares at a higher price after the commencement of the tender offer, (iii) the lack of financing, due diligence or other conditions, (iv) delivery of a fairness opinion, (v) allowing stockholders sufficient time to consider the tender offer and (vi) promptly acquiring all shares of common stock tendered after the expiration of the offer period.

Once triggered, the rights would entitle the stockholders, other than the Acquiring Person, to purchase additional Common Shares at a 50% discount to their fair market value. If Spark Networks, Inc. remained a publicly-traded company, the Common Shares purchased upon exercise of the rights would be additional shares of Spark (a “flip-in”). If Spark Networks, Inc. were acquired by another company (by a merger into or with a subsidiary of, an acquirer, for example), the rights could be exercised to purchase stock of the surviving corporation or its parent (a “flip over”). Accordingly, the effect of triggering the rights is to expose the Acquiring Person to severe dilution of its ownership interest, as the shares of Spark (or any surviving corporation) are offered to all of the stockholders other than the Acquiring Person at a steep discount to their market value.

The rights issued under the Rights Plan may be redeemed by the board of directors at a nominal redemption price of $0.001 per right, and the board of directors may amend the rights in any respect until the rights are triggered. After the rights are triggered, they may not be amended in any manner adverse to the rights of the holders. The Rights Plan has a 10-year term.

Item 2. Exhibits.

Exhibit Number	Description of Exhibit

3.1	Certificate of Incorporation of the Registrant (incorporated by reference to the corresponding exhibit number to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 9, 2007).

3.1(a)	Series C Junior Participating Cumulative Preferred Stock Certificate of Designation (incorporated by reference to the corresponding exhibit number to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 9, 2007).

4.2	Rights Agreement, dated July 9, 2007 between the Registrant and The Bank of New York (incorporated by reference to the corresponding exhibit number to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 9, 2007).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SPARK NETWORKS, INC.

Date: July 9, 2007
By: /s/ Joshua A. Kreinberg
	Name:	Joshua A. Kreinberg
	Title:	General Counsel

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Certificate of Incorporation of the Registrant (incorporated by reference to the corresponding exhibit number to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 9, 2007).

3.1(a)	Series C Junior Participating Cumulative Preferred Stock Certificate of Designation (incorporated by reference to the corresponding exhibit number to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 9, 2007).

4.2	Rights Agreement, dated July 9, 2007 between the Registrant and The Bank of New York (incorporated by reference to the corresponding exhibit number to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 9, 2007).

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